EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-43997 and 333-87013 of Gart Sports Company on Form S-8 of our report dated March 1, 2002, with respect to the consolidated balance sheets of Gart Sports Company and subsidiaries as of February 2, 2002 and February 3, 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the 52 and 53 week periods then ended, respectively, included in this annual report on Form 10-K of Gart Sports Company.

DELOITTE & TOUCHE LLP

Denver, Colorado
April 16, 2002